UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

RHYTHM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38223	46-2159271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

222 Berkeley Street

12th Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (857) 264-4280

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RYTM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure.

On July 9, 2025, Rhythm Pharmaceuticals, Inc. (“Rhythm”) issued a press release and published a corporate presentation announcing topline results from its Phase 2 trial evaluating bivamelagon (formerly LB54640), an investigational oral melanocortin-4 receptor (“MC4R”) agonist, in patients with acquired hypothalamic obesity, which are summarized under Item 8.01 below. The presentation is available in the “Events & Presentations” portion of the Company's website at ir.rhythmtx.com. A copy of the press release and presentation are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report (including Exhibits 99.1 and 99.2 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly provided by specific reference in such a filing.

Item 8.01. Other Events.

On July 9, 2025, Rhythm announced topline results from its Phase 2 clinical trial evaluating bivamelagon (formerly LB54640), an investigational oral MC4R agonist, in patients with acquired hypothalamic obesity, which are summarized below.

Bivamelagon achieved statistically significant and clinically meaningful reductions in body mass index (“BMI”) at 14 weeks of treatment, consistent with BMI reductions achieved with setmelanotide therapy in similar patient populations in past trials. Rhythm in-licensed bivamelagon from LG Chem, Ltd in January 2024.

In the 14-week, double-blind, four-arm, placebo-controlled portion of the trial, bivamelagon achieved:

•	-9.3% BMI reduction from baseline in the 600mg cohort (n=8) (p-value=0.0004);
•	-7.7% BMI reduction from baseline in the 400mg cohort (n=7) (p-value=0.0002);
•	-2.7% BMI reduction from baseline in the 200mg cohort (n=6) (p-value=0.0180); and
•	BMI for patients in the placebo cohort (n=7) increased by 2.2% over 14 weeks.

In a post-hoc analysis comparing the randomized Phase 2 results to results from prior setmelanotide trials, bivamelagon demonstrated BMI reductions consistent with BMI reductions achieved with setmelanotide therapy as observed in similar patient populations at comparable dosing durations. In this post-hoc comparison of the subset of setmelanotide patients who demonstrated study compliance and were not on concomitant GLP1 therapy (no patients who enrolled in the Phase 2 bivamelagon trial were on concomitant GLP1 therapy), setmelanotide and bivamelagon achieved:

•	-9.7% and -10.1% mean BMI reductions achieved in a pooled patient population (n=59; n=64) from Phase 2 and Phase 3 trials of setmelanotide therapy at 12 weeks and 16 weeks, respectively; as compared to:
•	-8.8% and -10.1% mean BMI reductions achieved in patients (400mg n=6; 600mg n=7) at 14 weeks of bivamelagon therapy.

In addition, patients reported meaningful reductions in their ‘most’ hunger scores at 14 weeks on therapy compared to placebo, consistent with past setmelanotide trials and MC4R agonism. Patients in the 600mg (n=8) and 400mg (n=6) cohorts achieved a mean reduction greater than 2.8 points in their ‘most’ hunger scores measured on a 10-point scale at 14 weeks of bivamelagon therapy. Six patients in the 200mg arm achieved a mean reduction of 2.1 points in their ‘most’ hunger score, while patients on placebo therapy reported a mean increase of 0.8 points in their mean ‘most’ hunger score.

Bivamelagon demonstrated safety and tolerability results consistent with MC4R agonism and mechanism of action during the placebo-controlled portion of the trial. During the placebo-controlled portion of the trial, one patient discontinued therapy due to a serious adverse event (rectal bleeding). The most common reported adverse events were episodes of diarrhea and nausea, the vast majority of which were mild or grade 1. There were reports of mild, localized hyperpigmentation from four patients, including one patient on placebo. A total of 27 patients completed the 14-week, placebo-controlled portion of the trial, and 26 of them transitioned into the open-label extension of the trial and remained in that portion of the trial, as of July 7, 2025. The reported adverse events were as follows:

n (%)	Bivamelagon 200mg (N=6)	Bivamelagon 400mg (N=7)	Bivamelagon 600mg (N=8)	Placebo (N=7)
Any Adverse Events (“AEs”)	6 (100)	7 (100)	8 (100)	6 (86)
Serious AEs	0 (0)	1 (14)	0	1 (14)
Treatment-Related AEs	6 (100)	7 (100)	8 (100)	3 (43)
Treatment-Related Serious Adverse Events	0	1 (14)	0	0
Grade ≥3 AE	0	2 (29)	0	1 (14)
AEs Leading to Study Intervention Discontinuation	0	1 (14)*	0	0
AEs with >=10% in all Bivamelagon dosing (N=21)
Nausea	6 (100)	5 (71)	4 (50)	2 (29)
Diarrhea	2 (33)	5 (71)	3 (37)	1 (14)
Vomiting	2 (33)	4 (57)	4 (50)	2 (29)
Headache	1 (17)	5 (71)	0 (0)	2 (29)
AEs of Special Interest	2 (33)	3 (43)	0	0
Skin Pigmentation**	2 (29)	2 (29)	0	0
Adrenal Adverse Events		1 (14)	0	0

* Rectal bleeding.

** In addition to the four patients on study drug, one placebo-treated participant had skin hyperpigmentation that was not treatment related and therefore not included as an AE of special interest.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits 99.1 and 99.2 shall be deemed to be furnished and not filed.

Exhibit No.	Description
99.1	Press release dated July 9, 2025
99.2	Presentation dated July 9, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RHYTHM PHARMACEUTICALS, INC.

Date: July 9, 2024	By:	/s/ Hunter Smith
Hunter Smith
Chief Financial Officer